UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 14, 2003

NEXTEL PARTNERS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29633	91-1930918
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Carillon Point
Kirkland, Washington 98033
(425) 576-3600

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Item 5. Other Events

Nextel Partners, Inc. today announced the pricing of a public offering of 33 million shares of its Class A common stock at a price of $10.80 per share.  Of that amount, 10 million shares are newly issued Class A shares offered by Nextel Partners.  The remaining 23 million Class A shares are being offered by DLJ Merchant Banking Partners II, L.P. and certain of its affiliates, Madison Dearborn Capital Partners II, L.P. and Motorola, Inc.  In addition, DLJ Merchant Banking Partners II, L.P. and certain of its affiliates and Madison Dearborn Capital Partners II, L.P. have granted the underwriters an option to purchase up to an additional 4.95 million Class A shares to cover over-allotments.  Nextel Partners intends to use the proceeds that it receives from the offering of approximately $104.2 million to redeem approximately $67.7 million of the outstanding principal amount of its 12½% senior discount notes due 2009 and for general corporate purposes.  Nextel Partners will not receive any of the proceeds from the shares offered by the selling stockholders.  Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., together with UBS Securities LLC, Wachovia Capital Markets, LLC, Legg Mason Wood Walker, Incorporated and Thomas Weisel Partners LLC, are serving as the underwriters for the offering.  Morgan Stanley will serve as the bookrunner for the offering.  The offering is scheduled to close on November 19, 2003.  A copy of the press release issued November 14, 2003 is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus is final.  This report and the press release attached as Exhibit 99.1 hereto shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  Copies of the prospectus can be obtained from the Prospectus Department of Morgan Stanley & Co. Incorporated (1585 Broadway, New York, NY 10036, phone 212-761-6775), or from Nextel Partners (4500 Carillon Point, Kirkland, WA, fax 425-576-3650).

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEL PARTNERS, INC.

Date: November 14, 2003	By:	/s/ BARRY ROWAN
Barry Rowan
Vice President, Chief Financial Officer and Treasurer